UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2007 (April 24, 2007)
THERMOGENESIS CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-82900	94-3018487

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2711 Citrus Road
Rancho Cordova, California 95742
(Address and telephone number of principal executive offices) (Zip Code)
(916) 858-5100
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
                 Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     (b). Resignation of President
     Mr. Kevin Simpson resigned as ThermoGenesis Corp.’s (the “Company”) President and General Manager of Surgical Wound Care effective April 30, 2007, to pursue personal interests. Mr. Simpson will receive severance pay equal to six months of his annual salary or $115,000 for transition activities and his efforts and dedication to the Company.
     (c). Appointment of President and Chief Operating Officer
     Effective April 26, 2007, the Company appointed Dr. William R. Osgood, age 61, as President and Chief Operating Officer. Since January 1, 2007, Dr. Osgood has served as the Company’s General Manager of Operations pursuant to an employment agreement entered into in December 2006. The employment agreement has been amended to reflect Dr. Osgood’s new position in the Company, and to provide for further payments in the event Dr. Osgood is terminated as a result of actions taken by a new Chief Executive Officer. Dr. Osgood’s salary has been increased to $290,000. All other terms of the employment agreement remain the same.
     Prior to joining the Company, Dr. Osgood worked for or was responsible to The Sorin Group, which holds a conglomerate of companies dedicated to medical technology and product development for treatment of cardiovascular and renal disease. Of such companies held by Sorin Group, from June 2001 to March 2006 Dr. Osgood was the Vice President/General Manager of COBE Cardiovascular, Inc., a $140 million division headquartered in Milan, Italy. In March 2006 Dr. Osgood was promoted to Senior Vice President, Cardiopulmonary Business Line. Dr. Osgood holds the following degrees from University of California, Los Angeles: BS in Engineering, MS in Control Theory, MBA and Ph.D. in Systems Engineering.
     There have been no related party transactions between Dr. Osgood and the Company. During the last fiscal year Dr. Osgood has not been a party to any transaction or proposed transaction, to which the Company is or was to be a party, in which Dr. Osgood would have a direct or indirect material interest. Dr. Osgood has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.
     (e). Contracts
     Effective April 26, 2007, the Company and Mr. Matt Plavan, the Company’s Chief Financial Officer, agreed to increase Mr. Plavan’s salary and consolidate additional duties under his responsibilities. In addition to his current duties, Mr. Plavan will assume the duties of managing investor relations for the Company. The Company will increase Mr. Plavan’s annual base salary to $230,000 and issue 10,000 shares of the Company’s restricted common stock to Mr. Plavan, one-half vesting immediately and the remainder on the first anniversary of the grant date.

     On April 24, 2007, the Company and Mr. Philip H. Coelho, Chairman and Chief Executive Officer of the Company, entered into a new three year employment agreement to further the Company’s strategic goal for succession planning (the “Agreement”). In accordance with the Agreement, (i) the prior employment agreement between Mr. Coelho and the Company as of June 2002 is terminated; (ii) Mr. Coelho will remain as Chief Executive Officer of the Company until his replacement is identified and retained, at which time he will serve as the Chief Technology Architect of the Company; and (iii) Mr. Coelho will continue to serve as Chairman of the Board for a period of 3 years.
     Mr. Coelho will be paid an annual salary of $360,000 and granted 500,000 shares of restricted common stock, 33 1/3 vesting after the first anniversary of the grant date and the remainder, monthly over two years. Mr. Coelho is eligible to receive stock options and bonuses based on his performance and the attainment of objectives established by the Company; provided, however, his bonuses shall not exceed 35% of his base salary in effect for any given year and shall be subject to Compensation Committee oversight for meeting stated objectives. Cash bonuses will only be paid when the Company attains positive cash flow and net income. The Agreement may be terminated prior to the expiration of the Agreement, upon the mutual agreement of the Company and Mr. Coelho. In addition, the Agreement provides that in the event Mr. Coelho is involuntarily terminated without cause, Mr. Coelho will be paid the greater of 12 months of his salary or his entire salary remaining under the term of the Agreement.
     For more information, see the Agreement attached as Exhibit 10 and the Press Release attached as Exhibit 99.1.
Section 9 — Financial Statements and Exhibits
Section 9.01 Financial Statements and Exhibits

Exhibit No.	Exhibit Description

10	Executive Employment Agreement dated April 24, 2007
99.1	Press release dated April 25, 2007, titled “ThermoGenesis Announces Record Revenues and Key Executive Changes”

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP., a Delaware Corporation
Dated: April 30, 2007	/s/ Matthew Plavan
Matthew Plavan,
Chief Financial Officer

Exhibit No.	Exhibit Description

10	Executive Employment Agreement dated April 24, 2007
99.1	Press release dated April 25, 2007, titled “ThermoGenesis Announces Record Revenues and Key Executive Changes”